                                                            EXHIBIT 4.1
                                                            REOFFER PROSPECTUS

                              ROCKFORD CORPORATION

                                 UP TO 131,773
                             SHARES OF COMMON STOCK

                            ONLY SELLING SHAREHOLDERS
                      MAY SELL SHARES UNDER THIS PROSPECTUS
           -----------------------------------------------------------

         This prospectus relates to 131,773 shares of our common stock held by our shareholders who acquired shares in compensatory transactions under our stock option plans.

         The selling shareholders may offer and resell shares under this prospectus for their own accounts. They may sell through public or private transactions, at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the selling shareholders' sale of the shares.

         Our common stock is traded on the Nasdaq stock exchange under the symbol "ROFO". On October 16, 2000 the last reported sale price for our common stock was $5.25 per share.

         INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 1. Before investing in our Common Stock, we recommend that you carefully read

-        this entire prospectus, including the "Risk Factors" section, and

- the prospectus for our initial public offering dated April 20, 2000, our quarterly reports, and the other documents we file with the Securities and Exchange Commission.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                The date of this prospectus is October 17, 2000.

                                TABLE OF CONTENTS

                                                                                                 PAGE

Summary Information ........................................................................         1

Risk Factors ...............................................................................         1

Forward Looking Statements .................................................................         5

Use of Proceeds ............................................................................         5

Determination of Offering Price ............................................................         5

Selling Shareholders .......................................................................         5

Plan of Distribution .......................................................................         6

Documents Incorporated in this Prospectus ..................................................         9

How to Obtain Additional Information .......................................................         9

                               PROSPECTUS SUMMARY

     We design, manufacture and distribute high-performance audio systems for the car and professional audio markets. Our car audio products are sold primarily in the $6.3 billion worldwide car audio aftermarket to consumers who want to improve their existing car audio systems. We market our car audio products under our Rockford Fosgate and Lightning Audio brand names, selling products that include digital and analog amplifiers, speakers, source units, CD and MP3 changers and accessories. Based on 1999 dollar sales, we rank first in U.S. market share for car audio amplifiers and third for car speakers. Under our Hafler brand, we market amplifiers and speakers in the professional audio and home theater markets.

      Our principal executive offices are located at 546 South Rockford Drive, Tempe, Arizona 85281, and our telephone number is (480) 967-3565. Our corporate Web site is located at www.rockfordcorp.com. INFORMATION CONTAINED ON OUR WEB SITES DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS.

      We have filed this reoffer prospectus to allow our shareholders, who acquired 131,773 shares of our common stock in compensatory transactions under our stock option plans, to resell their shares. We will not receive any proceeds from the selling shareholders' sale of the shares.

                                  RISK FACTORS

     Before you invest in our common stock, you should be aware that there are risks, including those described below. You should consider carefully these risk factors, together with all of the other information included in this prospectus and in the documents incorporated by reference in this prospectus, before you decide to purchase shares of our common stock.

THE CAR AUDIO INDUSTRY IS RAPIDLY EVOLVING AND OUR PRODUCTS MAY NOT SATISFY SHIFTING CONSUMER DEMAND OR COMPETE SUCCESSFULLY WITH COMPETITORS' PRODUCTS.

     Our business is based on the demand for car audio products and our ability to introduce distinctive new products that anticipate and capitalize upon emerging technologies and changing consumer demands. If we do not introduce new products, misinterpret consumer preferences or fail to respond to changes in the marketplace, consumer demand for our products could decrease and our brand image could suffer. In addition, our competitors may introduce superior designs or business strategies, undermining our distinctive image and our products' desirability. Any of these events could cause our sales to decline.

WE MAY LOSE MARKET SHARE AND ERODE OUR BRAND IMAGE AS WE TRY TO ADAPT TO CHANGING DISTRIBUTION CHANNELS FOR CAR AUDIO PRODUCTS.

     We must successfully capitalize on new distribution strategies because the principal distributors of our products are not gaining market share. We historically distributed our products primarily through specialty dealers who sold only car audio products. We believe other product distribution channels, including audio/video retailers and large consumer electronics retailers, have captured significant market share in recent years and we now are increasing distribution of our products through these growing distribution channels. This change in distribution channels creates significant risks that:

     - We may alienate our specialty dealer base. Some specialty dealers may react to our new strategy by reducing their purchases or even replacing our products with competing product lines. Reduced specialty dealer loyalty could reduce our market share because specialty dealers continue to hold a large share of the market and contribute substantially to our brand image among our core consumers; and

     - Our brand image may erode. Selling in less-specialized distribution channels may erode our brand image, which could decrease our product prices and profit margins.

Our inability to manage our new distribution channels in a way that mitigates these risks may reduce our sales and profitability.

ANY DECREASE IN DEMAND FOR OUR AMPLIFIERS OR SPEAKERS COULD SIGNIFICANTLY DECREASE OUR SALES.

     A significant portion of our future revenue depends upon sales of our amplifier and speaker products. These two product lines collectively accounted for approximately 79% of our sales in 1997, 82% in 1998 and 79% in 1999. If sales of either of these two product lines decline, our results of operations would be adversely affected.

THE LOSS OF BEST BUY AS A CUSTOMER OR SIGNIFICANT REDUCTIONS IN ITS PURCHASES OF OUR PRODUCTS WOULD REDUCE OUR SALES.

     Best Buy is a significant customer that we could lose at any time. Best Buy accounted for 19.9% of our sales for 1999. We anticipate that Best Buy will continue to account for a significant portion of our sales for the foreseeable future. Best Buy is not obligated to any long-term purchases of our products and has considerable discretion to reduce, change or terminate its purchases of our products. Further, our relationship with Best Buy is recent, as we shipped our first products to Best Buy in January 1999. We cannot be certain that we will retain this customer or maintain a relationship as favorable as currently exists.

WE MAY LOSE MARKET SHARE IF WE ARE UNABLE TO COMPETE SUCCESSFULLY AGAINST OUR CURRENT AND FUTURE COMPETITORS.

     Competition could result in reduced margins on our products and loss of market share. Our markets are very competitive, highly fragmented, rapidly changing and characterized by price competition and, in the car audio market, rapid product obsolescence. Our principal car audio competitors include Alpine, Clarion, Fujitsu Eclipse, JL Audio, Kenwood, Kicker, MTX, Orion, Phoenix Gold, Pioneer, Precision Power and Sony. We also compete indirectly with automobile manufacturers, who may improve the quality of original equipment sound systems, reducing demand for our aftermarket car audio products, or change the designs of their cars to make installation of our products more difficult or expensive.

     Some of our competitors have greater financial, technical and other resources than we do and many seek to offer lower prices on competing products. To remain competitive, we believe we must regularly introduce new products, add performance features to existing products and limit increases in prices or even reduce them.

IF WE DO NOT CONTINUE TO DEVELOP, INTRODUCE AND ACHIEVE MARKET ACCEPTANCE OF NEW AND ENHANCED PRODUCTS, OUR SALES MAY DECREASE.

     In order to increase sales in current markets and gain footholds in new markets, we must maintain and improve existing products, while successfully developing and introducing new products. Our new and enhanced products must respond to technological developments and changing consumer needs and preferences. We may experience difficulties that delay or prevent the development, introduction or market acceptance of new or enhanced products. Furthermore, despite extensive testing, we may be unable to detect and correct defects in our products before we ship them to our customers. This may result in loss of sales or delays in market acceptance. Even after we introduce them, our new or enhanced products may not satisfy consumer preferences and product failures may cause consumers to reject our products. As a result, these products may not achieve market acceptance. In addition, our competitors' new products and product enhancements may cause consumers to defer or forego purchases of our products.

SEASONALITY OF CAR AUDIO SALES CAUSES OUR QUARTERLY SALES TO FLUCTUATE AND MAY AFFECT THE TRADING PRICE OF OUR STOCK.

     Our sales are generally greater during the second and third quarters of each calendar year and lower during the first and fourth quarters, with our lowest sales typically occurring during the fourth quarter. As a result, after the announcement of our results of operations for the first and fourth quarters, our stock price may be lower than at other times of the year. We experience this seasonality because consumers tend to buy car audio products during the spring and summer when students are on semester breaks and generally more favorable weather facilitates installation of our products.

OUR QUARTERLY FINANCIAL RESULTS MAY FLUCTUATE SIGNIFICANTLY, MAKING FINANCIAL FORECASTING DIFFICULT AND MAKING OUR STOCK PRICE VOLATILE.

     Our quarterly results of operations are difficult to predict and may fluctuate significantly from quarter to quarter. In some quarters, our operating results may fall below the expectations of public market analysts and investors. Our quarterly operating results are difficult to forecast for many reasons, some of which are outside of our control, including:

     - the level of product, price and dealer competition;

     - size and timing of product orders and shipments, particularly by significant customers such as Best Buy;

     - our ability to develop new products and product enhancements that respond to changes in technology and consumer needs and preferences while controlling costs;

     - weather conditions, which affect our consumers' ability to install our products;

     - capacity and supply constraints or difficulties; and

     - timing of our marketing programs and those of our competitors.

As a result, you should not rely on historical results as an indication of our future performance. In addition, some of our expenses are fixed and cannot be reduced in the short term. Accordingly, if sales do not meet our expectations, our results of operations are likely to be negatively and disproportionately affected. In this event, our stock price may fall dramatically.

A DECLINE IN DISCRETIONARY SPENDING LIKELY WOULD REDUCE OUR SALES.

     Because car audio sales are highly discretionary, a recession in the general economy or a general decline in consumer spending likely would have a material adverse effect on our sales. Consumer spending is volatile and is affected by certain economic conditions, such as:

     - general business conditions;

     - employment levels, especially among our core consumers;

     - consumer confidence in future economic conditions; and

     - interest and tax rates.

IF WE FAIL TO EXECUTE OUR GROWTH STRATEGY SUCCESSFULLY, OUR FINANCIAL CONDITION COULD BE SERIOUSLY HARMED.

     Our growth has placed, and our anticipated future growth would continue to place, a significant strain on our resources and capacity. To manage our growth, we must:

     - retain and hire skilled, competent employees;

     - continue to improve coordination among our technical, product development, manufacturing, sales and financial departments; and

     - maintain our financial, operational and managerial systems and controls.

We cannot be certain that we will achieve our objectives through internal growth, acquisitions or other means. Acquisitions carry significant risks, since negotiations of potential acquisitions and their subsequent integration could divert management's time and resources from our core business. Potential acquisitions could require us to issue dilutive equity securities, incur debt or contingent liabilities, amortize goodwill and other intangible expenses or incur other acquisition-related costs. Further, we may be unable to integrate successfully any acquisition and we may not obtain the intended benefits of that acquisition.

IF WE FAIL TO MANAGE OUR INVENTORY EFFECTIVELY, WE COULD INCUR ADDITIONAL COSTS OR LOSE SALES.

     Our dealers have many brands to choose from when they decide to order products and if we cannot deliver products quickly and reliably, they will likely order from one of our competitors. We must stock enough inventory to fill orders promptly, which increases our financing requirements and the risk of inventory obsolescence. Because competition has required us to shorten our product life cycles and more rapidly introduce new and enhanced products, there is a growing and significant risk that our inventory could become obsolete.

OUR INTERNATIONAL OPERATIONS COULD BE HARMED BY FACTORS INCLUDING POLITICAL INSTABILITY, CURRENCY EXCHANGE RATES AND CHANGES IN REGULATIONS THAT GOVERN INTERNATIONAL TRANSACTIONS.

     The risks inherent in international trade may reduce our international sales and harm our business and the businesses of our distributors and suppliers. These risks include:

     - changes in tariff regulations;

     - political instability, war, terrorism and other political risks;

     - foreign currency exchange rate fluctuations;

     - establishing and maintaining relationships with local distributors and dealers;

     - lengthy shipping times and accounts receivable payment cycles;

     - import and export licensing requirements;

     - compliance with a variety of foreign laws and regulations, including unexpected changes in taxation and regulatory requirements;

     - greater difficulty in safeguarding intellectual property than in the U.S.; and

     - difficulty in staffing and managing geographically dispersed operations.

These and other risks may increase the relative price of our products compared to those manufactured in other countries, reducing the demand for our products. Beginning in the last six months of 1997 and continuing into 1999, countries in Asia and Latin America experienced unstable local economies and significant devaluations of local currencies. These or similar instabilities could have a material adverse effect on our business, financial condition and results of operations. Our sales in Asia and Latin America, collectively, constituted 5.9% of our sales for 1999.

LOSS OF AN INTERNATIONAL DISTRIBUTOR MAY DISRUPT OUR SALES.

     International customers accounted for 14.9% of our sales in 1999. We rely on distributors, each of whom is responsible for one or more countries, to purchase and resell our products in their territories. When we have disputes with a distributor, or change our relationship with a distributor, we may disrupt the market for our products in that country and lose sales. If we change a relationship with a distributor, we may repurchase that distributor's inventory, which would reduce our sales proportionately.

WE MAY INCUR ADDITIONAL COSTS AS WE CHANGE TO A ONE-STEP DISTRIBUTION SYSTEM IN INTERNATIONAL MARKETS.

     Recently, we initiated a strategy of moving to a one-step distribution system in larger international markets by converting selected distributors into independent sales representatives, allowing us to sell directly to retailers. To the extent we extend this one-step strategy into additional markets, we would incur higher operating expenses than we would under our current distribution system because we would be directly responsible for costs such as sales commissions, warranty costs, bad debt and customer service expenses. We also would have higher working capital requirements and risks than we would under our current distributor system because we, rather than our distributors, would have to carry inventory and accounts receivable.

CURRENCY FLUCTUATIONS MAY REDUCE THE PROFITABILITY OF OUR FOREIGN SALES.

     In early 1999, we began making sales to Canadian and German dealers in their respective currencies. In 2000, we began making sales to countries in Europe denominated in Euro. Previously, except for sales in Japan, all our international sales were denominated solely in U.S. dollars and, accordingly, we were not directly exposed to fluctuations in foreign currency exchange rates. An increasing portion of our international sales likely will be denominated in currencies other than U.S. dollars, increasing our exposure to gains and losses on foreign currency transactions. We currently do not trade in derivatives or other financial instruments to reduce currency risks; however, we attempt to create "natural" hedges when possible by matching our assets and liabilities in a given currency. We may be unable to execute this strategy and it may not protect us in the event of substantial currency fluctuations. We may in the future try to limit our foreign currency exposure by engaging in more aggressive hedging strategies.

IF OUR SUPPLY OF COMPONENTS IS INTERRUPTED, WE MAY BE UNABLE TO DELIVER OUR PRODUCTS TO OUR CUSTOMERS.

     Our manufacturing processes recently have become more dependent on "just-in-time" suppliers who are globally sourced. Our exposure to supply restrictions has increased because the just-in-time process does not provide a backlog of components and materials to satisfy short lead-time orders, to compensate for potential halts in supply or to replace components that do not conform to our quality standards. We do not have any long-term price commitments from our suppliers and any cost increases may reduce our margins or require us to raise our prices to protect our margins. We cannot be certain that we could locate, within reasonable time frames, alternative sources of components and materials at similar prices and quality levels of our current suppliers. This failure could result in increased costs, delays to our manufacturing process, an inability to fill purchase orders on a timely basis and a decrease in product availability at the retail level. This could cause us to lose sales and damage our customer relationships.

     Starting in 1999, Hyundai Electronics, a large Korean company, began supplying us with all of the source units we resell under the Rockford Fosgate brand name. If Hyundai refuses or is unable to supply source units that meet our quality standards and specified quantities, we believe we would require a substantial amount of time to identify and begin receiving source units with acceptable features and quality from another supplier. During the interim, we would not have any supply of source units and our sales of source units would be significantly reduced.

     We rely on Avnet for approximately 16% of our inventory purchases. If Avnet refuses or is unable to continue to supply us, we would require substantial time to identify an alternative supplier and could face a shortage of electronic components and parts.

WE MAY BE UNABLE TO RETAIN AND ATTRACT KEY EMPLOYEES, WHICH COULD IMPAIR OUR BUSINESS.

     We operate in highly competitive employment markets and cannot guarantee our continued success in retaining and attracting the employees we need to develop, manufacture and market our products and manage our operations. Our business strategy and operations depend, to a large extent, on our senior management team, particularly Gary Suttle, our President and Chief Executive Officer. We do not have key-person life insurance on or employment contracts with any of our key employees, other than Mr. Suttle. The terms of Mr. Suttle's employment contract are limited and if Mr. Suttle or other key members of our management team are unable or unwilling to continue in their present positions, our ability to develop, introduce and sell our products could be negatively impacted.

IF WE ARE UNABLE TO ENFORCE OR DEFEND OUR OWNERSHIP AND USE OF OUR INTELLECTUAL PROPERTY, OUR BUSINESS MAY DECLINE.

     Our future success will depend, in substantial part, on our intellectual property. We seek to protect our intellectual property rights, but our actions may not adequately protect the rights covered by our patents, patent applications, trademarks and other proprietary rights, and prosecution of our claims could be time consuming and costly. In addition, the intellectual property laws of some foreign countries do not protect our proprietary rights as do the laws of the U.S. Despite our efforts to protect our proprietary information, third parties may obtain, disclose or use our proprietary information without our authorization which could adversely affect our business.

     From time to time, third parties have alleged that we infringe their proprietary rights. For example, we have exchanged correspondence with Integrated Electronic Technologies regarding our alleged infringement of patents held by that company. We believe that our products do not infringe any valid patents cited in the correspondence. Nonetheless, these claims or similar future claims could subject us to significant liability for damages, result in the invalidation of our proprietary rights, limit our ability to use infringing intellectual property or force us to license third-party technology rather than dispute the merits of any infringement claim. Even if we prevail, any associated litigation could be time consuming and expensive and could result in the diversion of our time and resources.

OUR ANTI-TAKEOVER PROVISIONS COULD AFFECT THE VALUE OF OUR STOCK.

     Our articles of incorporation and bylaws and Arizona law contain provisions which could discourage potential acquirors from attempting to acquire us. For example, our board of directors may issue additional shares of common stock to an investor that supports the incumbent directors in order to make a takeover more difficult. This could deprive our shareholders of opportunities to sell our stock at above-market prices typical in many acquisitions.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements, including, without limitation, statements concerning the future of our industry, product development, business strategy (including the possibility of future acquisitions), continued acceptance and growth of our products, dependence on significant customers and suppliers, and the adequacy of our available cash resources. These statements may be identified by the use of forward-looking terminology such as "may," "will," "believe," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations and may contain projections of results of operations or of financial condition or state other forward-looking information. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted above, and other factors noted throughout this prospectus and in our filings with the Securities and Exchange Commission, could cause our actual results to differ significantly from those contained in any forward-looking statement.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the selling shareholders' sale of shares under this prospectus. The selling shareholders will retain all of the proceeds after deduction of their selling expenses.

                         DETERMINATION OF OFFERING PRICE

         The selling shareholders may sell some or all of the shares under this prospectus either at prevailing market prices or at privately negotiated prices. We will not participate in the negotiation of any sale and do not know the factors the selling shareholders or their buyers will consider in connection with a proposed sale under this prospectus.

                              SELLING SHAREHOLDERS

         The selling shareholders acquired all of the shares offered under this prospectus by exercising stock options granted to them under our 1994 Stock Option Plan or our 1997 Stock Option Plan. Our grants of stock options to them were related to their service as our directors, officers, or employees.

         The following table sets forth information about:

         - The shares of our common stock the selling shareholders owned before the offering,

         -  the shares they may sell in this offering, and

         - the shares they will own after the offering, assuming sale of all the shares offered.

-----------------------------------------------------------------------------------------------------------------
         NAME                       POSITION          NUMBER OF SHARES     NUMBER OF SHARES     NUMBER OF SHARES
                                                     BENEFICIALLY OWNED        OFFERED         BENEFICIALLY OWNED
                                                     BEFORE THE OFFERING                       AFTER THE OFFERING
-----------------------------------------------------------------------------------------------------------------
Earl, Steve                      Former Employee             4,271              4,271                    0
-----------------------------------------------------------------------------------------------------------------
Harris, Wayne and Celise         Former Employee           108,676             39,848               68,828
-----------------------------------------------------------------------------------------------------------------
Kane, Herb                       Former Employee            21,500             21,500                    0
-----------------------------------------------------------------------------------------------------------------
Lloyd, John                      Director                   47,692              8,600               39,092
-----------------------------------------------------------------------------------------------------------------
May, Rich                        Employee                   21,500             12,900                8,600
-----------------------------------------------------------------------------------------------------------------
Trout, Ron                       Former Employee            47,145             34,442               12,703
-----------------------------------------------------------------------------------------------------------------
Welch, John                      Former Employee            10,212             10,212                    0
-----------------------------------------------------------------------------------------------------------------

      A shareholder is deemed to beneficially own shares held in his or her name and shares he or she does not own but has the right to acquire upon option exercise or otherwise within 60 days after the date of this prospectus.

      After the offering, and assuming each selling shareholder sells all of the shares offered, each selling shareholder will own less than 1% of our outstanding shares.

                              PLAN OF DISTRIBUTION

      We are registering the shares on behalf of the selling shareholders. We will pay all costs, expenses and fees related to the registration, including all registration and filing fees, printing expenses, attorney fees and blue sky fees, if any. The selling shareholders will pay any underwriting discounts and selling commissions in connection with their sale of shares.

      The selling shareholders may sell the shares covered by this prospectus from time to time in one or more transactions:

      -     on the Nasdaq stock exchange;

      -     in alternative trading markets, or

      -     otherwise
at prices and terms then prevailing, at prices related to the then current market price, or in negotiated transactions. The selling shareholders will determine the prices at which they sell their shares in these transactions.

      The selling shareholders may sell the shares to or through broker dealers. In effecting sales, broker dealers engaged by the selling shareholders may arrange for other broker dealers to participate in the sales. The shares may be sold by one or more, or a combination, of the following:

      - a block trade in which the broker dealer attempts to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      - purchases by a broker dealer as principal and resale by the broker dealer for its account;

      - ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

      -     privately negotiated transactions.

      SEC Rule 144 limits the amount of securities a selling shareholder (and others acting in concert with the selling shareholder) may offer under this prospectus. The number of shares a shareholder (and others acting in concert with the selling shareholder) sells may not exceed during any three-month period the greater of:

      - 1% of the shares of the class outstanding as shown by the most recent report we have published, or

      - the average weekly reported volume of trading in our securities during the four calendar weeks preceding the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker.

      Broker dealers or agents may receive commissions, discounts or concessions from the selling shareholders. Broker dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation to a particular broker dealer may be in excess of customary commissions and will be in amounts negotiated with a selling shareholder in connection with the sale.

      Broker dealers or agents, any other participating broker dealers and the selling shareholder may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling shareholder may be deemed to be "underwriters" within the meaning of
Section 2(11) of
the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act.

      The selling shareholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the associated rules and regulations, including Regulation M. These provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholders.

      We will make copies of this prospectus available to the selling shareholders and have informed them of the requirement for delivery of copies of this prospectus to purchasers at or before the time of any sale of the shares.

                    DOCUMENTS INCORPORATED IN THIS PROSPECTUS

      The following documents are hereby incorporated by reference into, and are part of, this prospectus:

      (a) our prospectus dated April 20, 2000, filed pursuant to Rule 424(b)(1), which contains financial statements for our fiscal year ending December 31, 1999;

      (b)   our quarterly reports on form 10-Q:

            -     for the period ending March 31, 2000, filed on May 31, 2000;
                  and

            - for the period ending June 30, 2000, filed on August 11, 2000;

      (c) all documents that we file pursuant to Sections 13(a), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of the offering under this prospectus; and

      (d) our Registration Statement on Form 8-A filed on June 29, 1999, pursuant to Section 12 of the Securities Exchange Act of 1934.

      Upon written or oral request of any person to whom a prospectus is delivered, including any beneficial owner, we will provide a copy of any or all of the information that we have incorporated by reference in this prospectus but that is not delivered with this prospectus. We will provide this information at no cost to the requester.

      If you would like to request this information, please make your request to Victoria Hodson, Investor Relations Coordinator, 546 S. Rockford Drive, Tempe, Arizona 85281, telephone 480-517-3042.

                      HOW TO OBTAIN ADDITIONAL INFORMATION

      We have filed a registration statement with the Securities and Exchange Commission relating to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement. For further information about our securities or about us please refer to the documents listed above as incorporated in this prospectus by reference. We have filed all of them with the SEC.

      You may read and copy our prospectus, our quarterly reports (including future reports, when filed) and any other materials we file with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site at www.sec.gov where you may view our SEC filings.